Exhibit 10.4
General Maritime Corporation
299 Park Avenue, Second Floor
New York, New York 10171
December 15, 2008
Jeffrey D. Pribor
55 Green Village Road
Madison, New Jersey 07940
Dear Jeff:
          Reference is hereby made to that certain letter agreement, dated April 22, 2005 (the “Previous Agreement”), between you and General Maritime Corporation, a Marshall Islands corporation (“Historic General Maritime”). As you know, Historic General Maritime has entered into an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008 (as amended from time to time, the “Merger Agreement”), with Arlington Tankers Ltd., Galileo Holding Corporation, Archer Amalgamation Limited and Galileo Merger Corporation (“Merger Sub”). Pursuant to the Merger Agreement, among other things, subject to the terms and conditions thereof, Merger Sub will merge with and into Historic General Maritime, with Historic General Maritime continuing as the surviving corporation and a wholly-owned subsidiary of Galileo Holding Corporation, with Galileo Holding Corporation to be renamed “General Maritime Corporation” (which we refer to herein as “New General Maritime” or the “Company”). New General Maritime will continue to be a Marshall Islands corporation with its principal place of business in New York, New York.
          The Company desires to employ you as Executive Vice President and Chief Financial Officer of the Company or such other position(s) of a senior executive nature as the Board of Directors of the Company (the “Board of Directors”) may from time to time assign to you, and you desire to be so employed by the Company, subject to the terms and conditions set forth in this letter agreement (this “Agreement”). Therefore, the Company and you are entering into this Agreement to be effective as of the date on which the effective time of the transactions contemplated by the Merger Agreement (collectively, the “Merger”) occurs (the “Effective Date”), and contingent upon and subject to the consummation of the Merger. Contingent upon and subject to the consummation of the Merger, the Previous Agreement shall be terminated as described herein upon the Effective Date.
          As used in this Agreement, the term “General Maritime Group” means and includes the Company and each of its subsidiaries and controlled affiliates and joint ventures from time to time.
          Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:
     1. Employment; Term; Effect of this Agreement.
          (a) The Company hereby employs you, and you hereby accept such employment and agree to serve the Company and the other members of the General Maritime

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December 15, 2008

Group, upon the terms and conditions hereinafter set forth, for a term commencing on the Effective Date and (unless sooner terminated as hereinafter provided) expiring on the one-year anniversary of the Effective Date (the “Term”). Thereafter, the Term shall automatically renew for successive one-year terms, unless either the Company or you gives notice to the other not less than 120 days prior to the expiration of such Term that the Term will not be extended. In any event, the Term shall terminate if either the Company or you terminates your employment hereunder in accordance with the provisions of Section 4 hereof, in which event the Term shall terminate on the Termination Date. An election not to renew shall be deemed “termination” of your employment for purposes of Section 5 hereof.
          (b) Upon the Effective Date, and contingent upon and subject to the consummation of the Merger, the Previous Agreement shall be terminated and superseded by this Agreement. The parties hereto agree that the termination of the Previous Agreement shall not be construed or considered an early termination of said Previous Agreement, and you hereby specifically waive any and all right and entitlement to any termination payment or benefit provided for under the Previous Agreement.
          (c) In the event that the Merger has not been consummated by March 31, 2009 or the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void and of no force or effect, and the Previous Agreement shall continue in full force and effect in accordance with the terms thereof.
     2. Position; Duties.
          (a) During the Term, you will hold the title and office of, and serve in the position of, Executive Vice President and Chief Financial Officer, and such other position(s) of a senior executive nature as the Board of Directors shall from time to time assign to you. You shall report to the Board of Directors and such senior executive designee as the Board of Directors may name and shall have such authorities and duties consistent with your positions in a company the size and nature of the Company. You shall also perform such specific duties and services of a senior executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the General Maritime Group, without additional compensation) as the Board of Directors shall reasonably request, provided such duties and services are consistent with your position(s).
          (b) During the Term, you shall (i) devote your full business time and attention to the business and affairs of the Company (and the other members of the General Maritime Group, to the extent requested pursuant to Section 2(a) above) and use your reasonable best efforts to faithfully perform your duties and responsibilities and (ii) abide by all applicable policies of the Company and the other members of the General Maritime Group from time to time in effect known to you or provided to you electronically or in writing. To the extent consistent with your duties and responsibilities hereunder, you may (A) engage in charitable, educational and community affairs, including serving on the board of directors of any charitable, educational or community organization, (B) manage your personal passive investments, (C) upon approval of the Board of Directors, serve as a director of another company and (D) engage in activities approved by the Board of Directors.

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December 15, 2008

          (c) Without limiting any obligation of the Company to you, your service hereunder shall be for the benefit of the members of the General Maritime Group and the Company shall allocate the cost of these arrangements among such members of the General Maritime Group as it determines is appropriate.
     3. Salary; Additional Compensation; Perquisites and Benefits.
          (a) During the Term, the Company will pay you a base salary at an annual rate of not less than Four Hundred Thousand Dollars ($400,000) (“Base Salary”), subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and, in the discretion of the Compensation Committee, increase, but not decrease, from time to time. After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount. Such Base Salary shall be paid in installments in accordance with the Company’s standard practice, but not less frequently than monthly.
          (b) For each fiscal year throughout the Term, you will be eligible to earn a bonus as determined by the Compensation Committee. The terms and conditions of this bonus opportunity will be in the discretion of the Compensation Committee. Bonuses that are based upon achievement of specific performance targets will be paid on February 1 of the year following the year for which the bonus is payable or such other date as the Compensation Committee may specify at such time as it determines the applicable target. Discretionary bonuses that are to be paid after the calendar year during which their amount is determined by the Compensation Committee will be paid on February 1 of the calendar year following such determination or such other date as the Compensation Committee may specify at the time of such determination. In no event shall the Company be in breach of this provision so long as payment is made at a time that is considered timely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          (c) During the Term, you will be eligible to participate in all benefit programs as are from time to time made generally available to other senior executives of the General Maritime Group. The Company intends to consider obtaining (i) Company-paid life insurance and (ii) long-term disability insurance for your benefit but any such program will depend upon the Company’s assessment of the availability and cost of such a program. It is anticipated that the Company will obtain such coverage so long as it provides benefits the Company reasonably determines are appropriate for a cost per executive of no more than $10,000 per annum. To the extent the Company does not obtain such coverage for you, it shall reimburse you for your cost of obtaining such coverage up to $10,000 per annum.
          (d) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary out-of-pocket business expenses as may be incurred by you during the Term in the performance of your duties and responsibilities for any member of the General Maritime Group. You will provide documentation of such expenses as reasonably required under standard Company policies from time to time.

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          (e) You shall be entitled to a vacation period to be credited and taken in accordance with General Maritime Group policy, from time to time in effect, of four weeks per annum.
          (f) You shall be eligible to receive stock option and other equity grants from time to time pursuant to the Company’s Stock Incentive Plan, as amended from time to time, or any successor employee stock incentive plan in accordance with the terms and conditions thereof.
     4. Termination.
          (a) The Company may terminate your employment under this Agreement at any time for Cause in accordance herewith. As used herein, the term “Cause” means:
          (i) any act or failure to act by you involving fraud, material theft or embezzlement;
          (ii) conviction of (or a plea of nolo contendere to) a crime that constitutes a felony or other crime involving moral turpitude, in either case within the meaning of applicable law;
          (iii) in carrying out your duties for the Company, you engage in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company; or
          (iv) your failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in this Agreement or your failure to follow the directions of an officer of the General Maritime Group to whom you report or of the Board of Directors.
          Notwithstanding anything herein to the contrary, your employment shall not be terminated for Cause under Section 4(a)(i), (iii) or (iv) above unless you are given notice by the Company of circumstances constituting the basis for such termination and, if such circumstances are curable, for 30 days after receipt of such notice you have failed to cure them.
          (b) Your employment hereunder will terminate forthwith upon your death or, at the Company’s option, 30 days after the Company gives notice terminating your employment for Disability. As used herein, the term “Disability” means your inability to perform your duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment as determined in accordance herewith. A determination of Disability will be made by a physician satisfactory to both you and the Company; provided that if you and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company. You, your legal representative or any adult member of your immediate family shall have the right to present to

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the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician. Should your employment be terminated due to Disability, all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminated for Disability.
          (c) You may terminate your employment voluntarily or for Good Reason (as defined below) and a termination of your employment by you for any reason shall not be deemed to be a breach of this Agreement.
          (d) For purposes of this Agreement, “Termination Date” shall mean: (i) if your employment is terminated by the Company for Cause, the date of notice of termination from the Company in accordance with Section 15, provided that if the termination is for Cause pursuant to Section 4(a)(i), (iii) or (iv) of the definition of Cause and the circumstances constituting the basis for such termination are curable, then the Termination Date shall be the date on which the applicable cure period lapses if you have not cured; (ii) if your employment is terminated by the Company without Cause or by you without Good Reason (other than for Disability), the date set forth in the notice of termination (which in no event shall be earlier than the date such notice is effective); (iii) if your employment is terminated by reason of death, the date of death; (iv) if your employment is terminated upon Disability, 30 days after notice is given as specified in Section 4(b) above; and (v) if your employment is terminated by you for Good Reason, the date indicated in the last sentence of Section 5(b).
     5. Severance; Consequences of a Change of Control. In the event that your employment is terminated, you shall be entitled only to the following compensation, benefits and entitlements:
          (a) In the event that your employment is terminated for Cause, or if you resign without Good Reason (as hereinafter defined) (other than for Disability pursuant to Section 4(b)), you shall be entitled to (i) an amount equal to your accrued but unpaid Base Salary through the Termination Date, (ii) any amounts owing to you but not yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 3(d), and (iii) other payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement, with, the Company or any other member of the General Maritime Group. All amounts payable to you pursuant to clauses (i) and (ii) of the preceding sentence shall be paid to you in a single lump sum no later than 30 days after the Termination Date, and any payments, entitlements or benefits referred to in clause (iii) of the preceding sentence shall be paid or provided to you at the time or times and in the manner provided for in the applicable plan, program, arrangement or agreement.
          (b) Except as otherwise provided in Section 5(d) below, in the event that your employment is terminated (other than upon your death or Disability) during the Term (i) by the Company other than for Cause or (ii) by you for Good Reason, then the Company shall (A) provide you with coverages under any General Maritime Group medical, dental, long-term disability or life insurance benefit plan or program in which you participated existing

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immediately prior to such termination or any replacement plan or program (so long as such coverage is available under the Company’s applicable plans or programs and as to long-term disability and life insurance coverage costs the Company no more than 120% of the cost per annum prior to termination of your employment) for a period of 24 months following the Termination Date, and (B) pay you, in a lump sum no later than 20 days after the Termination Date, an amount equal to two times (x) Base Salary plus (y) the average of the Annual Incentive Awards granted to you (whether granted by the Company or by Historic General Maritime) for each of the three years preceding the year in which the Termination Date occurs and (C) pay you, in a lump sum no later than 20 days after the Termination Date, a pro-rata bonus for the year in which the Termination Date occurs equal to the amount by which (I) the amount determined by multiplying the average Annual Incentive Award granted to you (whether granted by the Company or by Historic General Maritime) during the three years preceding the year in which the Termination Date occurs by a fraction, the numerator of which is the number of days you were employed by the Company during the year of termination and the denominator of which is 365 exceeds (II) the value of any Annual Incentive Award granted or paid to you in respect of the year of termination (“Pro-rata Bonus”). For purposes of this Agreement, “Annual Incentive Award” for any year shall mean the cash bonus earned by you for such year, including any amounts deferred. In addition, with respect to a termination of your employment by you for Good Reason or by the Company without Cause upon or within two years of a Change of Control, your Annual Incentive Award shall also include the value on the date of grant of any equity awards granted to you for such year which for stock options shall be the Black-Scholes value. In addition, the Company agrees that your rights (your “COBRA” rights) to continued medical coverage pursuant to Section 4980B of the Code shall be deemed to commence after the expiration of the period described in clause (A) above, so long as the Company’s policies allow such a commencement. Finally, you shall be entitled to receive all amounts, payments, entitlements and benefits referred to in clauses (i) through (iii) of Section 5(a) above, at the time or times and in the manner indicated in Section 5(a).
          For the purpose of this Agreement, termination of employment hereunder by you for “Good Reason” shall mean your termination of your employment by notice to the Company following the occurrence of any of the following without your prior consent: (1) reduction in your Base Salary; (2) a material diminution in your positions, duties or authorities as described in Section 2; (3) your removal from the positions described in Section 2(a) above; (4) your assignment to an office more than 25 miles from the location of the Company’s headquarters as of the Effective Date; (5) a breach by the Company of any material provision of this Agreement; or (6) the failure by the Company to obtain the assumption in writing of its obligation to perform any agreement between you and the Company by any successor to all or substantially all of the assets of the Company, within 15 days after a merger, consolidation, sale or similar transaction involving the Company. Any such termination by you for “Good Reason” shall be effective only upon the following procedure: Within 90 days of the initial existence of the circumstances constituting “Good Reason” you shall give the Company 30 days written notice of such circumstances and of your intention to terminate your employment for “Good Reason” if the Company fails to cure such circumstances within such 30-day period. In the event of such failure, your termination shall be effective on the first day following the expiration of such 30-day period.

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December 15, 2008

          (c) In the event that your employment is terminated on account of your death or Disability, the Company will pay to you (or your estate or legal representative, as the case may be) in a lump sum within 30 days after the Termination Date an amount equal to the sum of (i) Base Salary plus a Pro-rata Bonus through the Termination Date and (ii) one year’s Base Salary and shall provide you (in the case of Disability) and your eligible dependents with continued medical coverage, at the Company’s cost, for 12 months following the Termination Date to the extent available under the Company’s applicable plans or programs. In addition, you (or your estate or legal representative, as the case may be) shall be entitled to receive all amounts referred to in clauses (i) through (iii) of Section 5(a) above, at the time or times and in the manner indicated in Section 5(a).
          (d) Change of Control. If (i) a Change of Control occurs and (ii) upon the Change of Control or within 2 years thereafter you terminate your employment for Good Reason (as defined above) or the Company terminates your employment without Cause, you shall be entitled to all the payments, benefits and entitlements as of the Termination Date as set forth in Section 5(b), provided, that (x) the multiple in Section 5(b)(B) shall be three, and (y) the time period in Section 5(b)(A) shall be for 36 months.
          (e) As used herein, the term “Change of Control” means the occurrence of any of the following:
          (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Peter C. Georgiopoulos or entities which he directly or indirectly controls (as defined in Rule 12b-2 under the Exchange Act), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Voting Stock of the Company;
          (ii) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Peter C. Georgiopoulos or entities which he directly or indirectly controls (as defined in Rule 12b-2 under the Exchange Act), acquiring within a 12-month period “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the Voting Stock of the Company;
          (iii) the sale of all or substantially all of the Company’s assets in one or more related transactions within a 12-month period to a “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) other than such a sale (A) to a subsidiary of the Company which does not involve a change in the equity holdings of the Company or (B) to Peter C. Georgiopoulos or entities which he directly or indirectly controls;
          (iv) any merger, consolidation, reorganization or similar event of the Company, as a result of which the holders of the Voting Stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not

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directly or indirectly hold at least fifty percent (50%) of the Voting Stock of the surviving entity; or
          (v) the majority of the Board of Directors becomes comprised during a 12-month period of individuals other than members of the Board of Directors on the Effective Date immediately following the consummation of the Merger (“Incumbent Directors”); provided, that any individual becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.
          For purposes of the definition of the term Change of Control only, the “Company” shall be deemed to include any entity that succeeds to all or substantially all of the business of the Company, and “Voting Stock” shall mean capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of a corporation.
          (f) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment, benefit or distribution to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (other than interest or penalties payable solely as a result of action or inaction by you other than any action or inaction which is at the direction of, or results from a determination by, the Firm (as defined below) or the Company ) (such tax, together with any such interest and penalties, hereafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes, other than interest or penalties payable solely as a result of action or inaction by you other than any action or inaction which is at the direction of, or results from a determination by, the Firm or the Company), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (disregarding any Payments made pursuant to this Section 5(f)). For purposes of determining the amount of the Gross-Up Payment, (i) you shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of your residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates and (ii) your “base amount,” as defined in Section 280G(b)(3)(A) of the Code, shall first be allocated to the value attributable (for purposes of computing the excise tax) to the accelerated vesting of any unvested stock options outstanding at the date hereof.
          All determinations required to be made under this Section 5(f), including whether an Excise Tax is payable by you, the amount of such Excise Tax, whether a Gross-Up Payment

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is required, and the amount of such Gross-Up Payment, shall be made by an independent auditor (the “Firm”) selected by you and reasonably acceptable to the Company. The Firm shall be a nationally-recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way for the Company or any affiliate thereof. Either the Company or you may request that a determination be made. The Firm shall submit its determination and detailed supporting calculations to you and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by you and that a Gross-Up Payment is required, the Company shall pay you the required Gross-Up Payment (i) within thirty (30) days of receipt of such determination and calculations or (ii) if later, upon the earlier of (x) the payment to you of any Payment that gives rise to an Excise Tax or (y) the imposition upon you or payment by you of any Excise Tax. In no event shall the Gross-Up Payment be paid later than December 31 of the year following the year in which you pay the applicable Excise Tax. If the Firm determines that no Excise Tax is payable by you, it shall, at the same time it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal income tax return. Any determination by the Firm as to the amount of the Gross-Up Payment shall be binding upon you and the Company.
          As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). If you thereafter are required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment (if any) that has occurred and submit its determination and detailed supporting calculations to you and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to you, or for your benefit, within thirty (30) days of receipt of such determination and calculations, but in no event later than December 31 of the year following the year in which you pay the applicable Excise Tax.
          In the event that the Internal Revenue Service makes any claim, gives notice of any potential claim or institutes a proceeding against you asserting that any Excise Tax or additional Excise Tax is due in respect of the Payments, you shall promptly give the Company notice of any such claim, potential claim or proceeding. The Company shall have the right to conduct all discussions, negotiations, defenses, actions and proceedings, solely to the extent relating to any Excise Tax payable in respect of the Payments, and you shall cooperate with and assist the Company, at the Company’s expense, in any such discussions, negotiations, defenses, actions and proceedings, to the extent reasonably requested by the Company. You will not settle any claim or proceeding relating solely to the Excise Tax payable in respect of the Payments without the consent of the Company, which consent shall not be unreasonably withheld. You shall file, at the Company’s expense, all requests for refunds of the Gross-Up Amount, or any portion thereof, paid to any taxing authority as shall be reasonably requested by the Company and shall pay over to the Company (net of any tax payable thereon) any such refunds, together with any interest thereon, when and as such refunds and interest are received by you. All fees and expenses for services in connection with the determinations and calculations contemplated by this Section 5(f), including without limitation the reasonable costs of your own counsel, shall be borne by the Company and shall be paid not later than December 31 of the year following the

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year in which any such Internal Revenue Service audit is completed or there is a final and nonappealable settlement or other resolution.
          (g) You shall have no duty to mitigate the severance amounts or any other amounts, benefits or entitlements payable to you hereunder or otherwise, and such amounts, benefits and entitlements shall not be subject to reduction, offset or repayment for any compensation received by you from employment in any capacity or other source following the termination of your employment with the Company or on account of any claim the Company or any other member of the General Maritime Group may have against you.
     6. Confidential Information.
          (a) The General Maritime Group owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public or within the relevant trade or industry prior to its disclosure to you or (ii) becomes generally known or generally available to the public or within the relevant trade or industry subsequent to disclosure to you other than due to your breach of your obligations. Confidential information includes, but is not limited to, information contained in manuals, documents, computer programs, compilations of technical, financial, legal or other data, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information.
          (b) You acknowledge and agree that (i) in the performance of your duties hereunder the General Maritime Group will from time to time disclose to you and entrust you with, Confidential Information, and (ii) in the performance of your duties under the Previous Agreement the General Maritime Group did disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information obtained by you during your employment, among other things, may be prejudicial to the General Maritime Group’s interests and an improper disclosure of trade secrets. Unless the Company otherwise consents, you agree that during the Term hereunder and for three years thereafter you shall not, except as otherwise provided herein, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the ordinary course of your employment, any Confidential Information. Anything herein to the contrary notwithstanding, the provisions of this Section 6 shall not apply (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information or (y) to the extent reasonably necessary to enforce or defend your rights pursuant to this Agreement or any other agreement between you and the General Maritime Group (provided that in the case of clause (x), unless otherwise prohibited by law, you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information).

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          (c) Upon termination of your employment, you shall not retain or take with you any Confidential Information in any Tangible Form (as defined below), and you shall as promptly as possible deliver to the Company any Confidential Information in a Tangible Form that you then control, as well as all other General Maritime Group property, including equipment, documents or other things, that were issued to you or otherwise received or obtained during your employment with the Company (or any predecessor entity) that you then control. As used herein, the term “Tangible Form” includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form. Anything herein to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes, and (iv) copies of any plans or programs relating to your employment, or termination thereof, with the Company or any other member of the General Maritime Group, provided that you shall provide the Company with a list and, to the extent related to the General Maritime Group’s business, copies of the foregoing upon request (in which event the General Maritime Group will keep your confidential personal information confidential in accordance with its customary business practice).
          (d) The provisions of this Section 6 shall survive the termination of the Term.
     7. Non-solicitation.
          (a) You acknowledge and agree that (i) the services to be rendered by you for the General Maritime Group are of a special, unique, extraordinary and personal character, and (ii) you have and will continue to develop a personal acquaintance and relationship with the General Maritime Group’s employees. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the General Maritime Group that you make the covenants contained in this Section 7 and in Section 8 hereof dealing with certain Competitive Activities.
          (b) You agree that during the Term and for a period of two years following the Termination Date, you shall not, directly or indirectly, without the prior consent of the Company, solicit or induce or attempt to solicit or induce (i) any employee of the General Maritime Group to leave the employ of the General Maritime Group to be employed by you or by an entity with which you are affiliated (but the foregoing shall not apply to the placement of or responses to general advertising which does not name specific employees or the Company) or (ii) any customer of the General Maritime Group which accounted for more than 5% of its revenues during the preceding fiscal year to cease doing business with the General Maritime Group or reduce the amount of business it does with the General Maritime Group (but the foregoing shall not prevent your seeking business for other business entities in activities which do not violate Section 8).
          (c) The provisions of this Section 7 shall survive the termination of the Term.

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     8. Certain Competitive Activities.
          (a) You shall not engage in any Competitive Activity (as defined below) during the Term and for a period of two years following the Termination Date. In the event of a Change of Control or a termination of your employment by the Company without Cause or by you for Good Reason, then the provisions of this Section 8 shall not be effective.
          (b) As used in this Section 8, “Competitive Activity” means substantial involvement in the management or operation of tankers transporting crude oil or other similar materials wherever such business is located in the world if such business is a competitor of the Company. Holding more than 50% of the voting equity of a business shall be deemed to be substantial involvement in its management or operations. Mere investment in 50% or less of such equity shall not in and of itself constitute such involvement.
     9. Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 6, 7 or 8 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 6, 7 and 8, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.
     10. Life Insurance. You agree that, during the Term, the General Maritime Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit, subject to such aggregate coverage limitation as you and the Company shall agree, your consent not to be unreasonably withheld. You agree to cooperate fully with the General Maritime Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.
     11. Indemnification and Liability Insurance.
          (a) To the extent consistent with applicable law of the Marshall Islands, the Company agrees that if you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee, consultant or agent of the Company (or any predecessor entity) or are or were serving at the request of, or on behalf of, the Company (or any predecessor entity) or any other member of the General Maritime Group (or any predecessor entity) as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans and service with respect to any member of the General Maritime Group (or any predecessor entity), whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company (or any predecessor entity), any

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other member of the General Maritime Group (or any predecessor entity) or other entity, you shall be indemnified and held harmless by the Company and any other member of the General Maritime Group to the fullest extent permitted by such entities’ corporate documents, including, but not limited to, the Company’s articles of incorporation or by-laws in effect as of the Effective Date (provided that you shall have the benefit of any amendments to such documents after the Effective Date that are favorable to you) and applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable costs and fees incurred in enforcing your rights to indemnification or contribution) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even though you have ceased to be a director, officer, member, employee, consultant or agent of the Company, any other member of the General Maritime Group or other entity and shall inure to the benefit of your heirs, executors and administrators. The Company shall advance to you all costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by you in connection with any Proceeding within 20 business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by you to repay the amount of such advance to the extent required by law.
          (b) Neither the failure of the Company (including the Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you under Section 11(a) above that indemnification of you is proper because you have met the applicable standard of conduct, nor a determination by the Company (including the Board of Directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.
          (c) The Company agrees to cover you under a directors’ and officers’ liability insurance policy at a level, and on terms and conditions, no less favorable to you than the coverage the Company provides other similarly-situated executives so long as such coverage is available from the carrier and does not increase the cost of such policy by more than 10% per annum until the fifth anniversary of the Termination Date.
          (d) Nothing in this Section 11 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the corporate documents of any member of the General Maritime Group, including, but not limited to, the Company’s articles of incorporation or by-laws, or under applicable law.
     12. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all tax withholding obligations of the Company under applicable laws of the United States or any state thereof.
     13. No Conflict. As of the date hereof, you represent and warrant that you are not party to or subject to any agreement (other than the Previous Agreement), contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise,

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in any way restricting or adversely affecting your ability to act for the General Maritime Group as contemplated hereby.
     14. Company Representations. The Company represents and warrants that as of the date hereof (a) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (b) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     15. Notices. All notices and consents required or permitted hereunder will be given in writing by personal delivery; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth above, or at such other address as may be designated in writing by any party to each other party in the manner set forth herein. Notices which are delivered personally, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.
     16. Cooperation. Subject to your other personal and business commitments and to the extent not inconsistent with your legal position, you agree that both during and after your employment you shall, at the request of the Company, render all reasonable and lawful assistance and perform all reasonable and lawful acts that the Company considers necessary or advisable in connection with any litigation, investigation, proceeding, claim or dispute involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company (“Claims”) to the extent such Claim arose during your employment and relates to the General Maritime Group. The Company agrees to reimburse you for your reasonable out-of-pocket expenses (including reasonable travel expenses and attorneys’ fees if you reasonably determine that the matter is of a nature which indicates that you should have separate representation).
     17. Miscellaneous.
          (a) The failure of any party hereto at any time to require performance by any other party hereto of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself. Any waiver to be effective must be in writing and be signed by the party against whom it is being enforced.

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          (b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of you) and assigns. This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you, without the Company’s prior consent, except that your rights to compensation and benefits may be transferred by will, operation of law, in accordance with applicable law or any applicable plan, policy, program or agreement of the Company or any other member of the General Maritime Group or in accordance with this clause (b). In the event of your death or a judicial determination of your incompetence, the compensation, entitlements and benefits due you under this Agreement or otherwise shall be paid to your estate or legal representative or your designated beneficiary or beneficiaries. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without your prior consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
          (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid by a court of competent jurisdiction, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid by a court of competent jurisdiction but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.
          (d) This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts of law; provided, however, that this Agreement shall also be governed by the applicable provisions of the Business Corporations Act of the Marshall Islands to the extent required thereby.
          (e) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 6, 7 or 8 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction in accordance with Section 9 hereof without any requirement to seek arbitration for such injunction. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. The Company and you consent to the personal jurisdiction of the Courts of the State of

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New York (including the United States District Court for the Southern District of New York) for purpose of enforcing any arbitral award and the Company and you further agree not to interpose any objection for improper venue in any such proceeding. In the event that you prevail in any claim or proceeding between you and the Company or any other member of the General Maritime Group in relation to this Agreement, the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorneys’ fees) incurred by you in pursuing such claim or proceeding.
          (f) Upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in such rights and obligations. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder or until terminated by the consent of both parties.
          (g) This Agreement (including, without limitation, the Company benefit plans, programs and arrangements referenced in Section 4 hereof) sets forth the entire understanding between the parties as to the subject matter hereof and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.
          (h) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.
          (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
     18. Code Section 409A.
          (a) The parties hereto intend that all benefits and payments to be made to you hereunder will be provided or paid in compliance with all applicable provisions of Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by any party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with the benefits and payments to be provided or paid to you hereunder, provided, however, that any such modification shall maintain the original intent and economic benefits of the applicable provision of this Agreement, without materially increasing or decreasing your rights or benefits hereunder. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to you under this Agreement shall be subject to the provisions set forth below.
          (b) The date of your “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as your Termination Date for purpose of determining

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the time of payment of any amount (other than the amounts described in clauses (i) through (iii) of Section 5(a)) that becomes payable to you pursuant to Section 5 upon the termination of your employment.
          (c) In the case of any amounts that are payable to you under this Agreement in the form in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), (A) your right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (B) to the extent any such plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to you thereunder. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          (d) If you are a “specified employee” within the meaning of the Section 409A at the time of your “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to you under this Agreement on account of your separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of your separation from service, or (ii) if earlier, the date of your death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.
          (e) Except as otherwise expressly provided in this Agreement, all expenses eligible for reimbursement hereunder shall be paid to you promptly, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by you in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by you in any other calendar year that are eligible for reimbursement hereunder. Your right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
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Jeffrey D. Pribor
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          Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this Agreement, following which this will be a legally binding agreement by and among the parties hereto as of the date first written above.

Very truly yours,

GALILEO HOLDING CORPORATION
(to be renamed General Maritime Corporation)

By:	/s/ John P. Tavlarios

Name:	John P. Tavlarios
Title:	President

Accepted, Acknowledged and Agreed:

/s/ Jeffrey D. Pribor

Jeffrey D. Pribor

GENERAL MARITIME CORPORATION
(to be renamed)

By: Name:	/s/ John C. Georgiopoulos John C. Georgiopoulos
Title:	Secretary